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Exhibit 4.5

Articles Supplementary to the Charter of the Registrant dated January 7, 1999













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                                SARA LEE CORPORATION

                               ARTICLES SUPPLEMENTARY


     Sara Lee Corporation, a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Under a power contained in Article SIXTH of the charter of the Corporation (the "Charter"), the Board of Directors of the Corporation (the "Board of Directors"), by resolutions duly adopted at a meeting duly called, held on March 26, 1998, changed the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of Series A Junior Participating Preferred Stock as set forth in the Charter under the heading "1998 Articles Supplementary" as follows:


          In the second sentence of Section 2(A), the reference to "April 28, 1988" is changed to "March 26, 1998".

     SECOND: Under a power contained in Article SIXTH of the Charter, the Board of Directors, by resolutions duly adopted at a meeting duly called, held on March 26, 1998, reclassified and designated 3,000,000 shares (the "Shares") of Preferred Stock (as described in the Charter) as 3,000,000 additional shares of Series A Junior Participating Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of Series A Junior Participating Preferred Stock as set forth in the Charter under the heading "1988 Articles Supplementary" so that the total number of shares of Series A Junior Participating Preferred Stock after such classification is 6,000,000.

     THIRD: The Series A Junior Participating Preferred Stock and the Shares have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

     FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

     FIFTH: The undersigned Senior Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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     IN WITNESS WHEREOF, the Corporation has caused these Articles
Supplementary to be executed under seal in its name and on its behalf by its Senior Vice President and attested to by its Assistant Secretary on this 7th day of January, 1999.

ATTEST:                                SARA LEE CORPORATION



/s/ R. Henry Kleeman                   By:                          (SEAL)
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R. Henry Kleeman                       Janet Langford Kelly
Assistant Secretary                    Senior Vice President







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